For Immediate Release

Contacts:	Andy McGowan, Public Relations
404-828-4663
Joe Wilkins, Investor Relations
404-828-8209

WEATHER IMPACTS UPS 1Q RESULTS

•	U.S. Domestic Daily Volume Increases 4.2%

•	International Operating Profit Climbs 12%

•	International Daily Volume Jumps 7.9% on Strong Europe Growth

•	E-commerce Drives Robust Demand in the U.S. for Lightweight Solutions

•	Generates Free Cash Flow of $1.9 Billion

ATLANTA, Apr. 24, 2014 - UPS (NYSE:UPS) today released first quarter 2014 results. Diluted earnings per share totaled $0.98, a $0.06 decline from first quarter 2013 adjusted results. Operating profit for the quarter was $1.5 billion, down $106 million from the prior-year’s adjusted results. Unusually harsh weather weighed on operating profit by approximately $200 million, due to increased expenses and slower revenue growth. Average daily shipments in the U.S. climbed 4.2% driven primarily by large e-commerce shippers using lightweight deferred shipping solutions.

The International segment operating margin expanded to 14.0% on daily volume growth of 7.9%. Supply Chain and Freight experienced improved operating profit and margin expansion.

For the first quarter of 2013, UPS reported diluted earnings per share of $1.08, which includes $36 million in after-tax gains related to the attempted acquisition of TNT.

“Much of the U.S. economy was negatively affected by the severe weather conditions in the first quarter, resulting in lower UPS operating results versus the prior year,” said Scott Davis, UPS chairman and CEO. “International and the Supply Chain and Freight segment benefitted from positive momentum during the quarter as customers utilized the strategic investments made by UPS to strengthen our portfolio.”

Cash Flow

For the three months ended March 31, UPS generated $1.9 billion in free cash flow. The company paid dividends of $596 million, up 8.1% per share over the prior year, and repurchased 6.8 million shares for approximately $660 million.

- more -

2-2-2

U.S. Domestic Package

U.S. Domestic revenue increased 2.6% over the prior-year period, to $8.5 billion. Daily volume improved 4.2%, led by UPS SurePost and UPS Second Day Air.

The segment generated $927 million in operating profit, down $158 million compared to the prior year, due to the impact of severe winter weather. The company experienced lost revenue and additional cost as a result of significant network disruptions on more than half of the operating days during the quarter. Overtime wages, purchased transportation and snow removal costs increased substantially over the prior year. Operating margin contracted 220 basis points to 10.9%.

Revenue per package declined 1.5% from the previous year due to changes in customer and product mix, as well as lower fuel surcharges. Product mix continues to be impacted by the rapid increase of UPS SurePost. More e-commerce retailers are choosing this product to serve their value-conscious customers.

International Package

The International segment revenue improved 5.0% and produced operating profit of $438 million, 12% more than the prior-year adjusted results. Operating margin expanded to 14% driven by improved network efficiency and in-country leverage.

On a reported basis, the segment recorded operating profit growth of 24% more than the prior-year result of $352 million. This reflects the operating profit impact of a $39 million net charge in 2013, related to the attempted acquisition of TNT.

Export shipments climbed 7.7% driven by 15% growth in Europe and modest gains in Asia and the Americas. Transborder shipments in Europe continue to expand rapidly as customers migrate to Pan-European distribution using UPS solutions.

To support strong Intra-European growth and intercontinental trade, the company announced the completed expansion of its Cologne, Germany, air hub. This $200 million investment increased facility capacity by 70%.

Non-U.S. Domestic deliveries increased 8.1%, driven by growth in Europe and Canada. Poland led the European countries with more than 20% growth, while Germany and the U.K. contributed strong gains.

- more -

3-3-3

Average revenue per package declined 2.1% due to product mix changes as non-premium Export products jumped almost 13%, overshadowing improved growth in premium products.

Supply Chain & Freight

Supply Chain and Freight operating profit increased 3.5% to $148 million. Operating margin expanded 30 basis points to 6.8%, driven by gains in the Forwarding and Distribution units.

The Forwarding business delivered improved operating profit and margin gains during the quarter as the unit adapted to market changes. International Air Freight growth in shipments and tonnage were offset by lower revenue per pound. Ocean Freight and Brokerage showed both improved revenue and operating profit.

Gains from retail and healthcare customers drove higher revenue growth in the Distribution business unit. Operating profit improved more than 10% despite additional expansion costs during the quarter.

UPS Freight revenue increased slightly on a 3.1% increase in LTL revenue per hundredweight. Both tonnage and operating profit were negatively impacted by the severe winter weather.

Outlook

“During the quarter, the momentum of the underlying business was masked by the disruption of inclement weather,” said Kurt Kuehn, UPS chief financial officer.  “We are encouraged by the positive trends in our business and expect the remainder of the year to perform as we originally guided. However, due to the challenging start to 2014, we anticipate diluted earnings per share to be at the low end of our full-year guidance range of $5.05 to $5.30.”

ABOUT UPS
UPS (NYSE:UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business.  Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide.  The company can be found on the Web at UPS.com and its corporate blog can be found at blog.ups.com.  To get UPS news direct, visit pressroom.ups.com/RSS.

EDITOR’S NOTE:
UPS chairman and CEO Scott Davis and CFO Kurt Kuehn will lead a discussion on first quarter results with investors and analysts during a conference call at 8:30 a.m. ET today. That call is open to listeners through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.”

- more -

4-4-4

UPS routinely posts investor announcements on its web site --www.investors.ups.com -- and encourages those interested in the company to check there frequently.

We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including, as applicable, "as adjusted" operating profit, operating margin, pre-tax income, net income and earnings per share. The equivalent measures determined in accordance with GAAP are also referred to as "reported" or "unadjusted.” We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans.
We supplemented the presentation of our first quarter 2013 operating profit, operating margin, pre-tax income, net income and earnings per share with similar measures that excluded the impact of certain transactions. In the first quarter of 2013, we recorded transactions related to our attempted acquisition of TNT Express N.V. These items included the impact of (1) a pre-tax charge for the TNT termination fee and transaction-related costs of $284 million ($177 million after-tax), and (2) a pre-tax currency gain realized upon the liquidation of a foreign subsidiary of $245 million ($213 million after-tax). We believe these adjusted measures better enable shareowners to focus on period-over-period operating performance.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating profit, operating margin, net income and earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, negotiation and ratification of labor contracts, strikes, work stoppages and slowdowns, changes in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

# # #

United Parcel Service, Inc.
Selected Financial Data - First Quarter
(unaudited)

	Three Months Ended
	March 31,		Change
	2014	2013	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$8,488	$8,271	$217	2.6%
International Package	3,127	2,978	149	5.0%
Supply Chain & Freight	2,164	2,185	(21)	(1.0)%
Total revenue	13,779	13,434	345	2.6%

Operating expenses:
Compensation and benefits	7,265	6,968	297	4.3%
Other	5,001	4,886	115	2.4%
Total operating expenses	12,266	11,854	412	3.5%

Operating profit:
U.S. Domestic Package	927	1,085	(158)	(14.6)%
International Package	438	352	86	24.4%
Supply Chain & Freight	148	143	5	3.5%
Total operating profit	1,513	1,580	(67)	(4.2)%

Other income (expense):
Investment income	—	5	(5)	(100.0)%
Interest expense	(90)	(96)	6	(6.3)%
Total other income (expense)	(90)	(91)	1	(1.1)%

Income before income taxes	1,423	1,489	(66)	(4.4)%

Income tax expense	512	452	60	13.3%

Net income	$911	$1,037	$(126)	(12.2)%

Net income as a percentage of revenue	6.6%	7.7%

Per share amounts:
Basic earnings per share	$0.99	$1.09	$(0.10)	(9.2)%
Diluted earnings per share	$0.98	$1.08	$(0.10)	(9.3)%

Weighted-average shares outstanding:
Basic	923	952	(29)	(3.0)%
Diluted	931	960	(29)	(3.0)%

As adjusted income data:
Operating profit:
U.S. Domestic Package	$927	$1,085	$(158)	(14.6)%
International Package (1)	438	391	47	12.0%
Supply Chain & Freight	148	143	5	3.5%
Total operating profit (1)	1,513	1,619	(106)	(6.5)%

Income before income taxes (1)	$1,423	$1,528	$(105)	(6.9)%
Net income (2)	$911	$1,001	$(90)	(9.0)%

Basic earnings per share (2)	$0.99	$1.05	$(0.06)	(5.7)%
Diluted earnings per share (2)	$0.98	$1.04	$(0.06)	(5.8)%

(1) 2013 operating profit and consolidated income before income taxes exclude the impact of the TNT termination penalty of €200 million ($268 million) and transaction-related expenses of $16 million. The combination of these items resulted in a pre-tax charge of $284 million ($177 million after-tax). Subsequent to the termination of the merger protocol, we liquidated a foreign subsidiary resulting in a realized foreign currency gain of $245 million ($213 million after-tax). Both transactions impacted the International Package segment.

(2) 2013 net income and earnings per share amounts excluded the after-tax impact of the International Package segment transactions described in (1), which total a combined $36 million after-tax gain.

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Operating Data - First Quarter
(unaudited)

	Three Months Ended
	March 31,		Change
	2014	2013	$ / #	%

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$1,590	$1,566	$24	1.5%
Deferred	855	812	43	5.3%
Ground	6,043	5,893	150	2.5%
Total U.S. Domestic Package	8,488	8,271	217	2.6%
International Package:
Domestic	688	641	47	7.3%
Export	2,299	2,186	113	5.2%
Cargo	140	151	(11)	(7.3)%
Total International Package	3,127	2,978	149	5.0%
Supply Chain & Freight:
Forwarding and Logistics	1,333	1,360	(27)	(2.0)%
Freight	694	688	6	0.9%
Other	137	137	—	—%
Total Supply Chain & Freight	2,164	2,185	(21)	(1.0)%
Consolidated	$13,779	$13,434	$345	2.6%

Consolidated volume (in millions)	1,071	1,022	49	4.8%

Operating weekdays	63	63	—

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,253	1,235	18	1.5%
Deferred	1,085	1,021	64	6.3%
Ground	12,078	11,573	505	4.4%
Total U.S. Domestic Package	14,416	13,829	587	4.2%
International Package:
Domestic	1,530	1,416	114	8.1%
Export	1,054	979	75	7.7%
Total International Package	2,584	2,395	189	7.9%
Consolidated	17,000	16,224	776	4.8%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$20.14	$20.13	$0.01	—%
Deferred	12.51	12.62	(0.11)	(0.9)%
Ground	7.94	8.08	(0.14)	(1.7)%
Total U.S. Domestic Package	9.35	9.49	(0.14)	(1.5)%
International Package:
Domestic	7.14	7.19	(0.05)	(0.7)%
Export	34.62	35.44	(0.82)	(2.3)%
Total International Package	18.35	18.74	(0.39)	(2.1)%
Consolidated	$10.71	$10.86	$(0.15)	(1.4)%

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Reconciliation of Free Cash Flow
(unaudited)

Preliminary
Year-to-Date
(amounts in millions)	March 31,
Net cash from operations	$2,266
Capital expenditures	(321)
Proceeds from disposals of PP&E	4
Net change in finance receivables	7
Other investing activities	(18)
Free cash flow	$1,938

Amounts are subject to reclassification.

Certain prior year amounts have been reclassified to conform to the current year presentation.